Exhibit 10.33

17672 N. Laurel Park Drive

Suite 400E

Livonia, MI 46152

AMENDMENT

TO

SERVICE AGREEMENT

This Amendment (this “Amendment”) to the Service Agreement by and among Rande Somma (the “Consultant”), Tower Automotive, LLC (the “Company”) and (“RANDE SOMMA & ASSOCIATES LLC”), dated as of December 1, 2007 (the “Agreement”), is entered into and effective as of January 1, 2009.

Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

R E C I T A L S

WHEREAS, the parties desire to amend certain terms of the Agreement in response to economic conditions and corresponding to similar changes being made by Company management with respect to their own compensation arrangements.

NOW THEREFORE, in consideration of the foregoing premises, the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

1. Amendments.

1.1 Section 2(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Term. Subject to earlier termination as provided in Section 4, the term of RANDE SOMMA & ASSOCIATES LLC engagement under this Agreement (the “Consulting Period”) will commence on the Effective Date and terminate on the earlier of (i) the third annual anniversary of the Effective Date or (ii) if the Consultant so elects by providing written notice to the Company no later than September 1, 2009, on the second annual anniversary of the Effective Date (which shall not be considered a voluntary termination by RANDE SOMMA & ASSOCIATES LLC pursuant to Section 4(a) but shall instead be considered to be a termination at the end of the Consulting Period pursuant to Section 4(d)); provided, however, that, except in the case of elective termination by the Consultant pursuant to subsection (ii) of this Section 2(c), the Consulting Period will extend automatically for successive periods of one year unless either RANDE SOMMA & ASSOCIATES LLC or the Company delivers a written notice of termination to the other no later than 30 days prior to the expiration of the then applicable Consulting Period; provided, further, however, that this Agreement shall terminate on the Liquidation Event Date for the first Liquidation Event (except for item (iv) under the definition of Liquidation Event) to occur after the Effective Date.”

1.2 Section 3(a) of the Agreement is hereby amended by adding a sentence at the end of such Section as follows:

“Notwithstanding the foregoing, commencing February 1, 2009, the Consulting Fee shall be reduced (by 10%) to $270,000 on an annualized basis. The parties acknowledge and agree that this reduction is in response to economic conditions and to similar changes being made by Company management with respect to their own compensation arrangements. In the event that, during the Consulting Period, the base salary of the CEO of the Company is increased, the parties agree to negotiate in good faith to further amend this Agreement to increase the amount of the Consulting Fee and target bonus proportionately (taking into account the original percentage reduction taken by the CEO, the original percentage reduction taken by the Consultant, and the percentage increase then being effected in the CEO’s base salary).”

1.3 Section 3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Annual Bonus. In addition, for each Fiscal Year (or portion thereof) during the Consulting Period, RANDE SOMMA & ASSOCIATES LLC shall be eligible to receive an annual variable bonus payment with a target gross amount of $225,000 for each annual period (the “Annual Bonus”). The precise amount of the Annual Bonus shall be based on the operational performance of the Company and the Tower Companies and be subject to the achievement of budgeted EBITDA and debt reduction targets as set by the Board at the beginning of each Fiscal Year. If such targets are fully achieved, RANDE SOMMA & ASSOCIATES LLC shall be entitled to 100% of the Annual Bonus. In case the targets are under-achieved or over-achieved, the Annual Bonus shall be reduced or increased, as the case may be. The formula for calculating the precise bonus payment shall be determined by the Board or any committee thereof designated by the Board for such purpose in consultation with RANDE SOMMA & ASSOCIATES LLC. The Annual Bonus payment shall be due on the earlier of (i) thirty days after the approval by the Board of the consolidated financial statements of the Company and the Tower Companies, and (ii) the date on which the Company pays annual bonuses to other members of management. In no event shall the Annual Bonus or portion thereof, be paid later than March 15 of the calendar year following the year in which the Annual Bonus or portion thereof is earned. For the initial Fiscal Year during the Consulting Period, the Annual Bonus, if any, shall be prorated from December 1, 2007.”

2. Effect of Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement effected in accordance with the terms thereof. The terms of this Amendment may be reflected in an amended and restated agreement upon approval and execution hereof.

3. Further Assurances. Each party agrees to execute and deliver such other documents and to do such other acts and things as any other party may reasonably request from time to time for the purpose of carrying out the intent of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date set forth above.

TOWER AUTOMOTIVE, LLC

By:	/s/ Mark Malcolm
MARK MALCOLM,
PRESIDENT & CEO

RANDE SOMMA & ASSOCIATES LLC

By:	/s/ Rande Somma
RANDE SOMMA,
PRESIDENT

17672 N. Laurel Park Drive

Suite 400E

Livonia, MI 46152

November 6, 2008

To:	Rande Somma, President & CEO
Rande Somma & Associates LLC

From:	Mark Malcolm, President & CEO
Tower Automotive LLC

Subject:	Service Agreement Extension

With reference to the Service Agreement dated December 1, 2007 between Tower Automotive LLC and Rande Somma & Associates LLC, and pursuant to Section 2(b) of the subject agreement, this confirms our mutual agreement to extend the Consulting Period for a period of twelve months, i.e. through November 30, 2009.

Further, this confirms our mutual agreement that all other terms of the above referenced Service Agreement will remain unchanged except as expressly noted above.

Confirmed for Tower Automotive LLC:

/s/ Mark Malcolm
Mark Malcolm, President & CEO
Tower Automotive LLC

Confirmed for Rande Somma & Associates LLC:

/s/ Rande Somma 11/25/08
Rande Somma, President & CEO
Rande Somma & Associates, LLC

cc:	Daniel Ajamian

SERVICE AGREEMENT

SERVICE AGREEMENT (the “Agreement”), dated as of December 1, 2007, between TOWER AUTOMOTIVE, LLC (the “Company”), and RANDE SOMMA & ASSOCIATES LLC (the “Consultant”).

RECITALS

The Company agrees to retain the Consultant (i) to provide financial management services to the Tower Companies and (ii) to provide operational and financial management services to the Company as requested by the Board, the Chief Executive Officer and the Chairman of the Company. In addition, during the Consulting Period, the Consultant shall perform such duties as are assigned or delegated to the Consultant by the Board and/or other appropriate officers of the Company which are consistent with the scope of the Consultant’s position, duties and responsibilities.

AGREEMENT

In consideration of the premises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Affiliate” of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the Person. With respect to a natural person, such natural person’s Affiliates shall also include such natural person’s spouse, and their siblings, parents and lineal descendants.

“Annual Bonus” has the meaning stated in Section 3(b).

“Board” means the Board of Managers of Tower Automotive, LLC as in existence from time to time.

“Cause” means any of the following (as determined by the Board):

(a) the Consultant’s material (i) breach of this Agreement, (ii) failure to perform the Consultant’s duties hereunder, or (iii) failure to follow the lawful instructions of the Board, Cerberus and/or the appropriate officers of the Company, to the extent consistent with the terms of this Agreement;

(b) willful misconduct or gross negligence by the Consultant in connection with the performance of the Consultant’s duties hereunder;

(c) the Consultant’s (i) conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or (ii) conviction of or the entering of a guilty plea or plea of no contest with respect to any other crime with respect to which imprisonment is a possible punishment;

(d) any other act on the part of the Consultant involving dishonesty toward Cerberus (as defined below), the Company or any of the Tower Companies;

(e) any act of fraud or embezzlement in respect of Cerberus, the Company or any of the Tower Companies or their funds, properties or assets;

(f) the Consultant’s (i) making disparaging, derogatory or detrimental comments about Cerberus or any of its directors, officers or employees, or any customer or client or other Person having a business relationship with Cerberus, (ii) slandering of any member, manager, officer or employee of the Company or any of the Tower Companies, or any customer or client or other Person having a business relationship with the Company or any of the Tower Companies, or (iii) engaging in a pattern of conduct which is detrimental to Cerberus, the Company, any of the Tower Companies or their reputation; or

(g) the Consultant’s abuse of, or addiction to, drugs or alcohol or reporting to work or performing the Consultant’s duties hereunder under the influence of drugs or alcohol.

“Cerberus” means Cerberus Capital Management, L.P.

“Company Business” means on site at (a) the Company or any of the Tower Companies, (b) any Company supplier or customer location, or (c) any trade event or other Company-related business travel.

“Competing Business” means any business whose primary products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) produced, provided, or engaged in by the Company or any of the Tower Companies at any time during the Non-Compete Period.

“Confidential Information” means all information, data, agreements, documents, reports, “know-how”, interpretations, plans, studies, forecasts, projections and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the Company, any of the Tower Companies, their respective businesses or assets and other commercial “know-how”, trade secrets and information not available to the public generally; provided, however, that “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by the Consultant in violation of the provisions of this Agreement; provided also that “Confidential Information” does not include business practices and processes known by the Consultant prior to or as a result of work unrelated to his engagement with the Company hereunder.

“Consulting Fee” has the meaning stated in Section 3(a).

“Consulting Period” has the meaning stated in Section 2(b).

“Disability Notice” has the meaning stated in Section 4(b).

“Disabled” has the meaning stated in Section 4(b).

“EBITDA” for any Fiscal Year means the Company’s and the Tower Companies’ earnings before interest, taxes, depreciation and amortization for such Fiscal Year, calculated in accordance with generally accepted accounting principles, consistently applied, as determined by the Board in good faith, with adjustments as determined by the Board for non-recurring transaction and financing costs, non-cash restructuring and other costs (excluding non-cash charges that will result in future cash expenditures).

“Effective Date” means December 1, 2007.

“Fiscal Year” means the Company’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“Involuntary Termination” has the meaning stated in Section 4(b).

“Liquidation Event” means any of the following, in each instance (in one or more transactions): (i) a liquidation, dissolution, or winding up of the Company; (ii) a sale of all or substantially all of the assets of the Company to an unrelated third party including an initial public offering; (iii) a merger, acquisition, consolidation, or similar business combination, or sale of membership interests in the Company, in which members of the Company immediately prior to such event have received consideration for no less than half of their membership interests in the Company, or (iv) a recapitalization, reorganization, reclassification, or other similar transaction in which the Company receives proceeds from a financing for the purpose of distributing such proceeds to the members of the Company. The Liquidation Event shall occur on the date of the closing of the transaction (such date being the “Liquidation Event Date”) referred to in (i), (ii, (iii) or (iv) above.

“Permitted Activities” has the meaning stated in Section 2(c)(iii).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Portfolio Company” means any Person in which Cerberus or any of its Affiliates has made an investment.

“Termination for Cause” has the meaning stated in Section 4(a).

“Termination Without Cause” has the meaning stated in Section 4(c).

“Tower Companies” means Tower Automotive Operations USA I, LLC, Tower Automotive Operations USA II, LLC and all of their direct and indirect subsidiaries.

Section 2. Consulting Term and Duties.

(a) Engagement. The Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions set forth in this Agreement.

(b) Term. Subject to earlier termination as provided in Section 4, the term of the Consultant’s engagement under this Agreement (the “Consulting Period”) will commence on the Effective Date and terminate on the first annual anniversary of the Effective Date; provided, however, that (i) the Consultant may request, by delivery of written notice to the Company at least 30 days prior to the end of the Consulting Period, and the Company may agree to, an extension of the Consulting Period for successive periods of one year or (ii) the Company may request by delivery of written notice to the Consultant at least 30 days prior to the end of the Consulting Period that the Consultant agree to extend the Consulting Period for successive periods of one year, subject to Anthem’s agreement to such an extension; provided, further, however, that this Agreement shall terminate on the Liquidation Event Date for the first Liquidation Event (except for item (iv) under the definition of Liquidation Event) to occur after the Effective Date. For the avoidance of doubt, the extension of this Agreement must be by mutual agreement of the parties hereto.

(c) Duties; Devotion; Other Business Activities.

(i) Duties. During the Consulting Period, the Consultant will serve as Vice Chairman of the Board and shall perform such duties as are assigned or delegated to the Consultant by the Board and/or other appropriate officers of the Company which are consistent with the scope of the Consultant’s position, duties and responsibilities.

(ii) Devotion. The Consultant agrees to (A) consistent with the terms of this Agreement, devote the Consultant’s business time, attention, skill, and energy to the business of the Company and the Tower Companies, (B) use the Consultant’s best efforts to promote the success of the Company’s and the Tower Companies’ businesses in accordance with all applicable laws, and (C) cooperate fully with the Board and the Company in the advancement of the best interests of the Company and the Tower Companies; provided, however, that notwithstanding the foregoing, the Consultant shall not be required to spend more than an average of three (3) days per week on Company Business.

(iii) Other Business Activities. During the Consulting Period, the Consultant may accept other engagements, provided however that Consultant will discuss with Cerberus such other engagements prior to accepting them (unless such other engagements are with another Portfolio Company) and provided further that Consultant shall not accept any other engagements that would require a full-time commitment on the part of Consultant (“Permitted Activities”). Notwithstanding the foregoing, the Consultant may serve as a member of a board for up to three (3) other companies that are not Portfolio Companies so long as such other engagement(s) require(s) no more than six (6) meetings each per year or as otherwise reasonably agreed to by Cerberus.

Section 3. Compensation.

(a) Consulting Fee. During the Consulting Period, the Consultant will be paid compensation of $300,000 on an annualized basis (the “Consulting Fee”), which Consulting Fee will be payable in equal monthly installments.

(b) Annual Bonus. For each Fiscal Year beginning on and after January 1, 2007 (or portion thereof) during the Consulting Period, the Consultant shall be eligible to receive a variable bonus payment with a target gross amount of 75% of the annual Consulting Fee paid (the “Annual Bonus”). The precise amount of the Annual Bonus shall be based on the operational performance of the Company and the Tower Companies and be subject to the achievement of budgeted EBITDA and debt reduction targets as set by the Board at the beginning of each Fiscal Year. If such targets are fully achieved, the Consultant shall be entitled to 100% of the Annual Bonus. In case the targets are under-achieved or over-achieved, the Annual Bonus shall be reduced or increased, as the case may be. The formula for calculating the precise bonus payment shall be determined by the Board or any committee thereof designated by the Board for such purpose in consultation with the Consultant. The Annual Bonus payment shall be due on the earlier of (i) thirty days after the approval by the Board of the consolidated financial statements of the Company and the Tower Companies, and (ii) the date on which the Company pays annual bonuses to other members of management. In no event shall the Annual Bonus or portion thereof, be paid later than March 15 of the calendar year following the year in which the Annual Bonus or portion thereof is earned. Any Annual Bonus otherwise payable for a Fiscal Year shall be prorated by the number of days of the Consulting Period in effect during such Fiscal Year.

(c) Equity Incentive. Subject to the Consultant’s execution of the Unit Award Agreement attached hereto as Exhibit A, the Consultant shall be awarded the number of Nonvoting Units of Tower Automotive Management, LLC pursuant to the Tower Automotive Management, LLC 2007 Management Incentive Plan (the “MIP”).set forth in such Unit Award Agreement, and the terms and conditions of such Nonvoting Units shall be subject to the terms of the MIP and such Unit Award Agreement.

(d) Reimbursement of Expenses. During the Consulting Period, the Company will reimburse the Consultant for all reasonable and necessary out-of-pocket traveling and other expenses incurred by the Consultant for or on behalf of the Company and the Tower Companies, in the performance of the Consultant’s duties under this Agreement, including, travel back and forth to the Company and business class airline travel for domestic and international flights; provided, however, that as a condition to the Company’s obligation to reimburse the Consultant as provided above, the Consultant must file reasonably detailed expense reports with respect to such expenses.

(e) Reimbursement of Tax and Legal Expenses. During the Consulting Period, the Company will reimburse the Consultant for all tax and legal expenses incurred by the Consultant in connection with this Agreement and the Consultant’s provision of services under this Agreement, in an aggregate amount not to exceed $10,000; provided, however, that as a condition to the Company’s obligation to reimburse the Consultant as provided above, the Consultant must provide the Company with reasonably detailed expense reports with respect to such expenses. To the extent that the services subject to this Agreement are subject to sales or use taxes, the Company agrees to either pay such taxes to the Consultant for remittance by the Consultant to the proper tax authorities or to remit such taxes directly to the proper tax authorities to the extent that the Company is permitted to remit such taxes under applicable law.

(f) D&O Insurance. During the Consulting Period, the Company will obtain and maintain, at the Company’s sole cost and expense, D&O insurance coverage for the benefit of the managers and officers of the Company and the Tower Companies in an aggregate amount of not less than $25,000,000.

(g) Independent Contractor. The Consultant shall serve as an independent contractor to the Company and as such shall be responsible for all tax payments, estimated tax payments or other tax liabilities, as required for the Consultant. The Consultant hereby expressly acknowledges and agrees that (i) the Consultant is an independent contractor and is not an employee of the Company or the Tower Companies, and (ii) neither this Agreement nor any action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Consultant is an employee of, or has any rights as an employee of, the Company or the Tower Companies. The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover the Consultant. The Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-employee relationship and the Consultant expressly waives any right to such participation or coverage. By executing this Agreement, the Consultant agrees that he shall make such contributions, pay all applicable taxes and hereby indemnifies and holds harmless the Company for any costs, fees, damages or penalties assessed against Company by virtue of Consultant’s failure to make such contributions or payments.

Section 4. Termination of Engagement.

(a) Termination for Cause and Voluntary Termination.

(i) Termination for Cause. The Company may terminate the engagement of the Consultant hereunder at any time for Cause (a “Termination for Cause”) immediately upon giving the Consultant written notice of such termination.

(ii) Effects of Termination for Cause or a Voluntary Termination. If the Consultant’s engagement is terminated pursuant to a Termination for Cause or is voluntarily terminated by the Consultant, the Company will only be required to pay to the Consultant (A) the earned but unpaid portion of the Consulting Fee accrued through the date of such termination, (B) the unpaid Annual Bonus, if any, for the prior Fiscal Year in accordance with the terms of Section 3(b), and (C) the costs and expenses of the Consultant as described in Sections (3)(d) and (e) that are incurred but unpaid as of the termination date. No prorated Annual Bonus shall be paid in the event of a Termination for Cause or a voluntary early termination of the Consulting Period by the Consultant. In addition, the Company shall maintain the D&O insurance pursuant to Section 3(f) hereof for liability with respect to acts and omissions that occurred on or prior to the termination date.

(iii) No Other Obligations. In the event that the Consultant’s engagement is terminated pursuant to a Termination for Cause or is voluntarily terminated by the Consultant, the Company will not have any further obligations to the Consultant, except for (A) the payments referred to in Section 4(a)(ii) above, (B) obligations expressly required by any other written agreement between the Consultant and the Company, and (C) obligations of the Company that may arise from the Company’s enforcement of the provisions of Section 5 of this Agreement after the termination date.

(b) Involuntary Termination.

(i) Procedure. At any time during the Consulting Period, if the Consultant becomes Disabled, the Company may, by delivering a written notice to the Consultant (a “Disability Notice”), immediately terminate the engagement of the Consultant. In addition, the engagement of the Consultant hereunder will terminate automatically upon the Consultant’s death (any termination of the Consultant’s engagement due to the Consultant becoming Disabled or the Consultant’s death being referred to in this Agreement as an “Involuntary Termination”).

(ii) Determination of Whether the Consultant is Disabled.

(A) The term “Disabled” means that the Consultant has become incapacitated or disabled by accident, sickness or otherwise so as to render the Consultant unable to perform the Consultant’s duties under this Agreement for a period of 60 consecutive calendar days, or 90 calendar days during any 12-month period.

(B) In the case of a medical disability or incapacity, the determination of whether the Consultant is Disabled will be made by a medical doctor selected by the Board

(which doctor must be reasonably satisfactory to the Consultant). The Consultant hereby agrees to make the Consultant and the Consultant’s medical records available for a reasonable number of examinations by any such medical doctor. In addition, the Consultant hereby authorizes the disclosure and release to the Company and such doctors of the Consultant’s medical records and any determination that the Consultant is or is not Disabled. The Company agrees to keep all such medical records and determinations confidential, except (I) to the extent required in connection with any legal proceeding relating to this Agreement, or (II) as may be required by law.

(iii) Effects of Termination. If the Consultant’s engagement is terminated pursuant to an Involuntary Termination, the Company will only be required to pay to the Consultant or the Consultant’s estate or beneficiaries, as the case may be (A) the earned but unpaid portion of the Consulting Fee accrued through the date of such termination, plus, in the event of an Involuntary Termination not involving the Consultant’s death, Consulting Fee for the period, if any, beginning on the date of such termination and ending on the date which is three months after the date of such termination, (B) the unpaid Annual Bonus, if any, for the prior Fiscal Year in accordance with the terms of Section 3(b), (C) a pro rata portion (based on the number of days elapsed of the Fiscal Year in which such termination occurs) of the Annual Bonus for the Fiscal Year in which such termination occurs, and (D) the costs and expenses of the Consultant as described in Sections (3)(d) and (e) that are incurred but unpaid as of the termination date. In addition, the Company shall maintain the D&O insurance pursuant to Section 3(f) hereof for liability with respect to acts and omissions that occurred on or prior to the termination date.

(iv) No Other Obligations. In the event that the Consultant’s engagement is terminated pursuant to an Involuntary Termination, the Company will not have any further obligation to the Consultant, except for (A) the payments referred to in Section 4(b)(iii) above, (B) obligations expressly required by any other written agreement between the Consultant and the Company, (C) the Company’s obligation to maintain the confidentiality of the Consultant’s medical records as provided in Section 4(b)(ii) above, and (D) obligations of the Company that may arise from the Company’s enforcement of the provisions of Section 5 of this Agreement after the termination date.

(c) Termination Without Cause.

(i) Procedure. The Company may terminate the engagement of the Consultant at any time without Cause (a “Termination Without Cause”) upon giving the Consultant written notice of such termination at least 7 calendar days prior to the effective date of such termination; provided, however, that immediately upon the Company’s delivery of such notice to the Consultant, the Consultant shall no longer be entitled to (A) enter the Company’s or any Tower Company’s premises, (B) have access to any of the Company’s or any Tower Company’s books, records or properties or assets, or (C) take any action for or on behalf of the Company or any of the Tower Companies; provided, further, however, that the Consultant shall be entitled to return to the Company’s or a Tower Company’s premises under the supervision of a authorized Company employee to collect the Consultant’s personal items.

(ii) Effects of Termination. If the Consultant’s engagement is terminated pursuant to a Termination Without Cause, the Company will only be required to pay to the Consultant (A) the earned but unpaid portion of the Consulting Fee accrued through the date of such termination, plus Consulting Fee for the remainder of the then existing term of this Agreement; provided, however, that the Consultant shall not be entitled to extend the term of this Agreement pursuant to Section 2(b) from and after the date on which a Termination Without Cause shall occur, (B) the unpaid Annual Bonus, if any, for the prior Fiscal Year in accordance with Section 3(b), (C) a pro rata portion (based on the number of days elapsed of the Fiscal Year in which such termination occurs) of the Annual Bonus for the Fiscal Year in which such termination occurs in accordance with the terms of Section 3(b), and (D) the costs and expenses of the Consultant as described in Sections (3)(d) and (e) that are incurred but unpaid as of the termination date. In addition, the Company shall maintain the D&O insurance pursuant to Section 3(f) hereof for liability with respect to acts and omissions that occurred on or prior to the termination date. The Board will take into consideration the reasons, if any, for a Termination Without Cause and may in its sole and absolute discretion allow for additional benefits/compensation to the Consultant.

(iii) No Other Obligations. In the event that the Consultant’s engagement is terminated pursuant to a Termination Without Cause, the Company will not have any further obligation to the Consultant, except for (A) the payments referred to in Section 4(c)(ii) above, (B) obligations expressly required by any other written agreement between the Consultant and the Company, and (C) obligations of the Company that may arise from the Company’s enforcement of the provisions of Section 5 of this Agreement after the termination date.

(d) Termination as a result of the end of the Term

(i) Procedure. The Consultant’s engagement will terminate automatically unless extended pursuant to the terms of Section 2(b).

(ii) Effects of Termination. In the event the initial Consulting Period or any extended term of the Consulting Period ends pursuant to Section 2(b) other than as a result of earlier termination under Section 4 (in which event the terms of Sections 4(a), (b), or (c), as applicable, shall govern payments due to the Consultant), the Company will only be required to pay to the Consultant (A) the earned but unpaid portion of the Consulting Fee accrued through the date of such termination, (B) the unpaid Annual Bonus, if any, for the prior Fiscal Year in accordance with the terms of Section 3(b), (C) a pro rata portion of the Annual Bonus, if any, for the Fiscal Year in which the Consulting Period ends (based on the number of days elapsed in the Fiscal Year in which the Consulting Period ends) in accordance with the terms of Section 3(b), and (D) the costs and expenses of the Consultant as described in Sections (3)(d) and (e) that are incurred but unpaid as of the termination date. In addition, the Company shall maintain the D&O insurance pursuant to Section 3(f) hereof for liability with respect to acts and omissions that occurred on or prior to the termination date. The Board will take into consideration the reasons, if any, for a termination as a result of the end of the Consulting Period (or any extensions thereof) and may in its sole and absolute discretion allow for additional benefits/compensation to the Consultant.

(iii) No Other Obligations. In the event that the Consultant’s engagement terminates due to expiration of the Consulting Period pursuant to Section 2(b), the Company will not have any further obligation to the Consultant, except for (A) the payments referred to in Section 4(d)(ii) above, (B) obligations expressly required by any other written agreement between the Consultant and the Company, and (C) obligations of the Company that may arise from the Company’s enforcement of the provisions of Section 5 of this Agreement after the termination date.

(e) Limitation of Claims. Upon the termination of the Consultant’s engagement with the Company for any reason, neither the Consultant nor the Consultant’s estate will have any rights or claims against the Company under this Agreement other than the rights or claims expressly provided by this Section 4. The Consultant hereby waives, to the extent permitted by law, all other rights and claims the Consultant or the Consultant’s estate now has or may have at law or in equity against the Company and its members, managers, officers, employees and agents if the termination is or may be wrongful under applicable law or public policy; provided, however, that in the event of a Termination for Cause, the Consultant will be entitled to dispute whether grounds exist for such a Termination for Cause.

Section 5. Confidentiality; Non-Competition and Non-Solicitation.

(a) General Acknowledgment. In order to induce the Company to enter into this Agreement, the Consultant (i) agrees to be bound by the terms and provisions of this Section, (ii) agrees, represents and warrants that the Consultant has read and given careful consideration to all of the terms and provisions of this Section, and agrees that the terms and provisions of this Section are reasonable with respect to the subject matter thereof and necessary for the reasonable and proper protection of the Confidential Information, legitimate business interests and goodwill of the Company and its Affiliates, and (iii) acknowledges that the Company agreed to enter into this Agreement in reliance on the representations, agreements and covenants of the Consultant to abide by and be bound by the terms and provisions of this Section.

(b) Confidentiality. (i) The Consultant acknowledges that (A) during the Consulting Period and as a part of the Consultant’s engagement hereunder, the Consultant will be afforded access to Confidential Information and (B) disclosure of such Confidential Information could have an adverse effect on the Company, its Affiliates and their respective interests and businesses.

(ii) The Consultant agrees that during the Consulting Period and thereafter, the Consultant will not, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any Person or use any Confidential Information for any reason or purpose whatsoever, except for the proper discharge of the Consultant’s duties to the Company under this Agreement.

(iii) Notwithstanding the foregoing provisions, if the Consultant is required to disclose any Confidential Information pursuant to any applicable law, rule or regulation or a subpoena or court order by a court of competent jurisdiction, the Consultant will promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Consultant will reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, the Consultant will disclose only that portion of the Confidential Information which the Consultant is advised by counsel that the Consultant is legally required to so disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

(c) Non-Competition and Non-Solicitation. (i) The Consultant understands and acknowledges that (A) the services to be performed by the Consultant under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, (B) the Company’s business is international in scope, (C) the Company competes with other businesses that are or could be located worldwide, and (D) the restrictions set forth in this Section may limit the Consultant’s ability to earn a livelihood in a business which directly or indirectly competes with the Company, but the Consultant nevertheless believes that the Consultant has received and will under this Agreement receive sufficient consideration to clearly justify restrictions which, in any event, given the Consultant’s education, skills and ability, the Consultant does not believe would prevent the Consultant from earning a living.

(ii) Non-Competition. The Consultant agrees that during the Non-Compete Period (as defined below), the Consultant will not engage, or assist any Person in engaging, either directly or indirectly, individually, or as a director, officer, employee, shareholder, manager, member, partner, owner, agent, consultant, investor, lender or principal, or in any other capacity, in any Competing Business; provided, however, that the passive ownership by the Consultant of not more than 1.0% of any class of equity securities of any corporation that engages in a Competing Business, if such equity securities are listed on a national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, will not be deemed to be a breach of this Section. Notwithstanding any provision of this Agreement to the contrary, the Company shall have the right, at any time, in its sole discretion, to waive any or all of the provisions of this Section 5.

(iii) Non-Solicitation. The Consultant agrees that during the Non-Compete Period, the Consultant will not in any manner, directly or indirectly:

(A) solicit, hire, induce or attempt to induce, or assist others to solicit, hire, induce or attempt to induce, any employee, contractor, consultant or agent of the Company or any of the Tower Companies to either (I) leave or terminate his or her employment, consulting or other position or business relationship with the Company or any of the Tower Companies, or (II) breach his or her employment, consulting or other agreement with the Company or any of the Tower Companies; provided, however, that the foregoing provision will not prohibit the Consultant from hiring any such employee, contractor, consultant or agent through general advertising that is not targeted directly at the Company or any of the Tower Companies; or

(B) solicit, induce or attempt to induce or assist others to solicit, induce or attempt to induce any customer, supplier, contractor or client associated with the Company’s or the Tower Companies’ businesses to terminate its, his or her business relationship or association with the Company or the Tower Companies or in any manner, directly or indirectly, interfere with any business relationship between the Company or a Tower Company and any such Person.

(d) Non-Compete Period. The term “Non-Compete Period” means the period beginning on the date of this Agreement and shall continue for the longer of (i) one year following the date of the termination of the Consultant’s engagement under this Agreement, and (ii) the date on which the Company ceases to make post-termination payments to the Consultant.

(e) Enforcement. Notwithstanding any other provision of this Agreement, if, at the time of enforcement of any provision of this Section, a court should hold that the duration or scope restrictions stated herein are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum duration or scope permitted by the applicable law under such circumstances will be substituted for the stated duration or scope. Whenever possible, each provision of this Section will be interpreted in such manner as to be effective and valid under applicable law. If the Agreement is held unenforceable to any extent in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(f) Notice of New Engagement or Employment. The Consultant will, while the covenants under this Section are in effect, give written notice to the Company, within ten days after accepting any other employment, consulting, contractor or agency position, of the identity of the Consultant’s employer or contracting party. During the Non-Compete Period, the Company may notify such employer or other contracting party that the Consultant is bound by this Section and, at the Company’s election, furnish such employer or other contracting party with a copy of this Section.

(g) Covenants Are Essential and Independent Covenants. The covenants by the Consultant in this Section are essential elements of this Agreement, and without the Consultant’s agreement to comply with such covenants, the Company would not have entered into this Agreement or engaged the Consultant. The Company and the Consultant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company and its Affiliates.

Section 6. Indemnification. In the event the Consultant is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit, proceeding, claim or counterclaim by the Company, any of the Tower Companies or any of their Affiliates against the Consultant) by reason of the fact that (i) the Consultant is or was performing services under this Agreement or (ii) the Consultant is or was an officer, director or employee of the Company or any of the Tower Companies at the direction or request of the Company, then the Company shall, and shall cause the Tower Companies to, indemnify, hold harmless and defend Consultant against all expenses (including reasonable attorney’s fees and expenses), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Consultant (“Losses”), in connection therewith, provided, however, that:

(a) such indemnification shall not cover any act or omission by Consultant not made in good faith or that results from his fraud, gross negligence or intentional misconduct or with respect to which Consultant has actual knowledge that such act or omission was wrongful;

(b) the Company shall not be required to indemnify, hold harmless or defend the Consultant to the extent that the Company’s D&O insurance actually reimburses the Consultant for his Losses, so long as the Consultant reasonably cooperates with the Company, the Tower Companies and the provider of the D&O insurance in connection with such D&O insurance, including, without limitation, in connection with the defense and/or prosecution of such claims and any counterclaims that may be available;

(c) the Company shall not be required to indemnify, hold harmless or defend the Consultant from any Losses incurred in connection with, or otherwise related to, the breach of this Agreement or any action that would constitute Cause under this Agreement; and

(d) the Company shall not be required to indemnify, hold harmless or defend the Consultant for any Losses incurred or sustained by the Consultant to the extent that it is determined (whether by a court of competent jurisdiction, settlement or otherwise) that such Losses (i) may not be indemnified under applicable law, or (ii) relate to liabilities or obligations that are owed by the Consultant to the Company, any of the Tower Companies or any of their Affiliates.

Unless the Board reasonably believes that the Consultant will ultimately not be entitled to indemnification under the provisions of this Agreement, the Company shall advance expenses to the Consultant as they are incurred; provided, however, that if the Consultant is ultimately found not to have been entitled to indemnification hereunder, the Consultant shall, and hereby agrees to, immediately repay to the Company all amounts advanced to the Consultant hereunder.

Section 7. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications to any party or given under this Agreement will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties on the signature pages hereto (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

(b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

(c) Amendment of Agreement. This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

(d) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of State of New York applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.

(e) Entire Agreement. This Agreement contains and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.

(g) No Third-Party Rights. This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Consultant and the Company, and no Person may assert any rights as third-party beneficiary hereunder.

(h) Ambiguities. This Agreement was negotiated between legal counsel for the parties and any ambiguity in this Agreement will not be construed against the party who drafted this Agreement.

(i) No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

(j) Consultant Not to Act; Board Actions. The Consultant agrees that the Consultant is not entitled to, and will not, exercise any rights of the Company under this Agreement or act for or on behalf of the Company under this Agreement. In addition, all actions to be taken, or rights to be exercised, by the Board pursuant to this Agreement will be taken by a special committee of the Board consisting solely of directors other than (i) the Consultant or any of the Consultant’s immediate family members, (ii) directors that are employees or officers of the Company or its subsidiaries, and (iii) directors that are employees, officers, directors, partners, members, managers or shareholders of any Affiliate of the Consultant (other than Cerberus).

(k) Management of the Company. This Agreement will not limit in any way the Company’s discretion to manage its business as the Company and the Board, in their sole discretion, sees fit; provided, however, that this provision will in no way limit or alter the Company’s obligations under this Agreement.

(l) Enforcement. The Consultant hereby acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement by the Consultant would cause the Company irreparable harm and that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement by the Consultant. Therefore, the Consultant hereby agrees that the Company will be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by the Consultant and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which the Company is or may be entitled at law or in equity.

[Signature Page Follows]

In witness whereof, the parties have executed and delivered this Service Agreement as of the date above first written above.

COMPANY:

Address for Notices:	TOWER AUTOMOTIVE, LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue, 22nd Floor
New York, NY 10171
Attention: Dev Kapadia	By:	/s/ Mark M. Malcolm
Mark M. Malcolm
Telephone No.: 212-891-2100		President and Chief Executive Officer
Facsimile No.: 212-750-5212

With a copy to:
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Attention: Robert G. Minion, Esq.
Telephone: (973) 597-2424
Facsimile: (973) 597-2425

CONSULTANT:

/s/ Rande Somma
RANDE SOMMA for
RANDE SOMMA & ASSOCIATES LLC

[EXHIBIT A – UNIT AWARD AGREEMENT]